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September 28, 2006

Matthew E. Kelliher

3841 Green Hills Village Drive

Nashville, TN 37215

RE:	Long Term Performance Award

Dear Matt:

This letter agreement sets forth the material terms of your Long Term Performance Award being entered into by American Healthways, Inc. (the “Company”) with you on September 29, 2006. You may evidence your execution of this agreement by countersigning the signature page below. The Company’s obligations set forth in this agreement are subject to formal approval by the Company’s Compensation Committee (the “Committee”).

1.            General. Your Long Term Performance Award shall be based upon achieving certain targets described below with respect to the Company’s international business operations during the four year performance period beginning on September 1, 2006 and ending on August 31, 2010 (the “Performance Period”). You may earn a bonus with respect to each fiscal year within the Performance Period (each, a “Performance Year”) for Signed Contracts (as defined below) under paragraph 2, net revenue under paragraph 3, Adjusted Operating Margin under paragraph 4 and expanded business relationships under paragraph 5. Earned amounts shall be subject to an annual $1 million limit as described under paragraph 6 and shall be subject to the vesting requirement under paragraph 7. Earned and vested bonus amounts will be paid in cash (U.S. Dollars) at such times as set forth in paragraph 8. Your rights under this letter shall be in addition to your rights as a corporate executive under the Company’s other incentive compensation plans and any rights under your employment agreement as currently in effect (the “Employment Agreement”). Your Long Term Performance Award will be granted under, and to the extent not contrary to the terms of this letter, shall be subject to all of the terms and conditions imposed upon such awards granted under the American Healthways, Inc. 1996 Stock

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Incentive Plan (the “Plan”). All dollar amounts set forth in this letter are denominated in U.S. dollars.

2.	Signed Contracts.
(a)

You will earn while you are employed as head of the Company’s international business operations (an “Eligible Employee”) a special, one-time $100,000 bonus for each “Signed Contract” (as defined below) entered into with an entity primarily doing business in a new foreign country and having annualized net revenues in excess of [___]*, as determined by the fourth quarter run-rate for the Company’s then current fiscal year determined in accordance with generally accepted accounting principles ("GAAP"). The Company has absolute discretion as to whether to enter into a Signed Contract that is eligible for compensation under the Long Term Performance Award.

(b)

A “Signed Contract” for purposes of this letter shall mean a definitive legal agreement entered into by the Company or one of its affiliates (each, a “Healthways Entity”) to provide disease management, care enhancement and/or high-risk health management services to a third party unrelated to a Healthways Entity if either (1) the services under such agreement will be provided with respect to individuals residing in a foreign country, (2) such agreement is entered into with a foreign country or a political subdivision thereof; or (3) such agreement is entered into with an entity with business operations in the United States that is controlled by an entity domiciled outside of the United States that was identified and solicited by Healthways International.

(c)

An entity shall be considered to be “primarily doing business in a new foreign country” if more than half of its revenues are attributable to a foreign country in which a Healthways Entity does not have a previously Signed Contract, as reasonably determined by the Committee. For this purpose, a foreign country will be a new foreign country if the Company does not have, prior to the execution of a Signed Contract, another “Signed Contract” with respect to that country qualifying for a bonus under this Section 2(a).

3.            Net Revenue. You will earn while you are employed as an Eligible Employee an annual bonus equal to two percent of the net revenue determined in accordance with GAAP that is directly attributable to all Signed Contracts for each Performance Year.

4.	Adjusted Operating Margin.
(a)

You will earn while you are employed as an Eligible Employee an annual bonus for each Performance Year with respect to each Signed Contract that meets the following requirements as of the end of the then current Performance Year: (1) the Signed Contract is in existence for more than 12 months, (2) net revenues as determined under GAAP with respect to the Signed Contract exceed [____]*, and (3) the pre-tax operating profit margin, as determined under GAAP and

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disregarding corporate headquarters allocations (the “Adjusted Operating Margin”), is at least [____]*.

(b)

The bonus that may be earned under this paragraph 4 with respect to an eligible Signed Contract as described in (a) above for a Performance Year is equal to [____]* for each [____]* of Adjusted Operating Margin above [____]*. In determining the Adjusted Operating Margin, all percentages shall be rounded down to the nearest one-tenth of a percent. For example, you would earn a bonus of [____]* with respect to an eligible Signed Contract for the fiscal year ending August 31, 2008 if the Adjusted Operating Margin for that Performance Year is [____]*.

(c)

Once you earn a bonus under this paragraph 4 with respect to an eligible Signed Contract, no further bonus may be earned thereunder based on Adjusted Operating Margin in a later Performance Year unless (1) the Signed Contract retains its eligibility as described above for that year, and (2) the Adjusted Operating Margin for that year exceeds the Adjusted Operating Margin for the immediately preceding Performance Year. In that event, the additional bonus that may be earned equals [____]* for each [____]* of Adjusted Operating Margin above [____]* less the bonus earned for all prior Performance Periods with respect to that eligible Signed Contract (but in no event less than zero).

(d)

Notwithstanding anything to the contrary in this paragraph 4, a bonus may only be earned for a Performance Year with respect to the two most valuable eligible Signed Contracts, as determined at the end of a Performance Period based upon total Adjusted Operating Margin. In the event that the two most valuable eligible Signed Contracts change from one Performance Year to the next, the Committee shall make equitable adjustments for purposes of (c) above to take into account previously earned bonus amounts.

5.            Expanded Business Relationship. You will earn while you are employed as an Eligible Employee a bonus equal to $500,000 with respect to an expanded Signed Contract if (a) the annualized net revenue for a Performance Period based on the fourth quarter run-rate for the Company’s then current fiscal year, as determined in accordance with GAAP, increases by more than [____]* the annualized net revenue for such contract with respect to the most recent prior Performance Year, based on the fourth quarter run-rate for the Company’s immediately preceding fiscal year, as determined in accordance with GAAP, and (b) the remaining term of such Signed Contract as of the quarter that the revenue run-rate requirement in (a) above is first satisfied is at least three years. Only one $500,000 bonus may be earned with respect to any one expanded Signed Contract under this paragraph 5.

6.            Section 162(m) Limitation. Notwithstanding anything to the contrary in paragraphs 2 through 5, the maximum bonus that may be earned with respect to any single Performance Year may not exceed $1 million. Otherwise earned bonuses during a Performance Year shall be reduced in the following order until the total earned bonuses for that year are reduced to $1 million: (a) the Adjusted Operating Margin bonus under paragraph 4, and then if necessary (b) the expanded business relationship bonus under paragraph 5, and then if necessary (c) the run-

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rate revenue bonus under paragraph 4, and then if necessary (d) the Signed Contract bonus under paragraph 3, and then if necessary (e) any “restoration amount” (as defined below) attributable to a prior Performance Year. Any earned bonus for a Performance Year shall be eligible to be earned in the following Performance Year provided that there is no erosion in the financial results for that bonus. For example, if Adjusted Operating Margin for the 2008 Performance Year is [____]* and the earned amount is reduced by [____]* due to the $1 million limitation, the [____]* will again be earned for the 2009 Performance Year so long as the Adjusted Operating Margin is at least [____]*. Any amount restored under this paragraph 6 shall be referred to as a “restoration amount.”

7.            Vesting. Any earned bonus must be vested in order to become payable. The following rules shall apply in determining your earned and vested benefit:

(a)	You must remain employed with the Company or its affiliates until the end of the Performance Period in order to fully vest in your earned bonus amounts.
(b)

In the event that you terminate employment in a manner that entitles you to severance benefits under your Employment Agreement or you die or become disabled (as defined under your Employment Agreement) or you remain employed by the Company other than as an Eligible Employee until the end of the Performance Period, (1) you will vest in any bonus previously earned for Performance Years prior to the Performance Year of employment termination or loss of status as an Eligible Employee, as the case may be, and (2) you will vest in a pro-rata share of any bonus calculated under paragraphs 2 through 5 above with respect to the Performance Year in which such event occurred.

(c)

In the event that there is a Change in Control of the Company (as defined under the Plan) or a sale of the Company’s international business operations while you are employed as an Eligible Employee, then you shall earn a vested pro-rata bonus for the Performance Year of such event based on performance up until the date of such event, as reasonably determined by the Committee in its sole discretion, and all previously earned bonus amounts shall immediately be vested on such event.

(d)

Notwithstanding the foregoing, if you engage in any activity or fail to act during the Performance Period in a manner that constitutes “Cause” as defined under your Employment Agreement, and your employment is subsequently terminated, or you resign from employment with the Company before the end of the Performance Period and any event described in paragraph 7(c) above (regarding Change in Control and a sale of the Company’s international business), then you shall immediately forfeit all rights to all bonus amounts under this letter.

8.            Payments. You (or in the event of your death, your beneficiary) will receive a cash lump-sum payment equal to the dollar value of the earned and vested bonus amounts as determined above as soon as practicable following completion of the Company’s audited financial statements on a consolidated basis, but in no event later than March 15th of the calendar year immediately following the end of the Performance Period. No interest will be paid on the bonus amounts. Notwithstanding the foregoing, if there is a Change in Control of the Company (as defined under the Plan) or a sale of the Company’s international business operations while you are employed as an Eligible Employee, then all earned and vested bonus amounts shall be payable within 15 days after the closing of such event.

9.            Repayment of Certain Amounts. If any of the Company's financial statements are required to be restated, resulting from errors, omissions, or fraud, and if, as a result, it is determined that any amount paid to you as described in Section 8 above was greater than (the excess an “Excess Payment”) or less (the shortfall an “Underpayment”) than the amount that should otherwise have been accrued and payable hereunder, then the Company shall be entitled to recover the Excess Payment, if any, and you shall be entitled to an additional payment in the amount of the Underpayment, if any.

10.          Non-Compete/Non-Solicitation/Confidentiality. You and the Company hereby acknowledge that that Company has elected to provide you with this Long Term Performance Award in its discretion, and not as a result of or pursuant to any pre-existing agreement or obligation binding on the Company. Accordingly, in consideration for the considerable and valuable benefits to be made available to you hereunder, you hereby agree to the covenants regarding non-competition, non-solicitation and confidentiality set forth on Exhibit A hereto. If at any time prior the end of the earlier of the Performance Period or an event described in paragraph 7(c) above, you materially breach any of the provisions of Exhibit A after being given notice by the Company of the action(s) or inaction(s) constituting such breach and a reasonable opportunity to cure such breach given the facts and circumstances, your rights to receive any payment under the terms hereunder shall be forfeited and cancelled. Notwithstanding the foregoing, the Company shall not be required to provide you with any such notice and shall be entitled to immediately forfeit and cancel your rights under this letter if you commit such material breach and either (a) such breach by its nature cannot reasonably be expected to be cured or (b) you failed, at the time you commenced the employment or substantial services leading to the breach, to notify the Company of the commencement of such employment or such services. Nothing in this paragraph 10 shall diminish, negate or otherwise affect any of the Company’s rights or remedies under Exhibit A. Notice must be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand, on the date of transmission, if delivered by confirmed facsimile, on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to you, at the address (or facsimile number) shown on the Company’s records, and if the Company, at the address for the Company’s headquarters to the attention of the Chief Financial Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.          Taxes. The Company and its affiliates may withhold from any amounts payable under this letter or otherwise such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. You shall be responsible for all taxes on the payments you receive under this letter.

12.          Section 409A. To the extent applicable, it is intended that this letter comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This letter shall be administered in a manner consistent with this intent, and any provision that would cause the letter to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without your consent).

13.          Assignment. You may not pledge, assign, or transfer any of your rights under the Long Term Performance Award (or this letter) prior to payment, except by will or the laws of descent and distribution.

14.          No Rights to Future Employment. This letter shall not be construed to grant you the right to be retained as an employee of the Company or its affiliates.

15.          Unfunded Obligation. All payments to be made under this letter shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. You will not have a right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under this letter.

16.          Compliance with Law. The Company shall make reasonable efforts to comply with all applicable laws; provided, however, that notwithstanding any other provision of this letter, cash will not be paid with respect to your vested performance units if doing so would result in a violation of any such law.

17.          Entire Agreement: Modification. This letter contains the entire agreement between you, the Company and its affiliates concerning the matters set forth herein and supersedes any other discussions, agreements, representations or warranties of any kind with regard to these matters. If for any reason any provision of this letter shall be held invalid, that invalidity will not affect the remainder of this letter.

18.          Successors and Assigns. The provisions of this letter shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

19.          Acknowledgment. You acknowledge that you have had an opportunity to fully discuss and review the terms of this letter with an attorney of your own choosing. You further acknowledge that you have carefully read this letter, understand its contents and freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

20.          Governing Law. The interpretation, performance, and enforcement of this letter shall be governed by the laws of the state of Tennessee, without giving effect to the principles of conflict of laws thereof.

Please review this letter carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Best regards,

/s/ Mary A. Chaput

Healthways, Inc.

Read, accepted and agreed to this 29th day of September, 2006.

/s/ M.E. Kelliher

Matthew Kelliher

Exhibit A

COVENANTS REGARDING

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION.

In consideration for the benefits provided under this Long Term Performance Award, you hereby acknowledge and agree that:

1. Confidentiality.

A.

The business of providing any care support services, health support services or “wellness” services (including without limitation, any in-person, telephonic, web-based or home monitoring program, service, application or device which is intended to improve the health or welfare of participants or users) in which the Company is engaged (the “Business”) is intensely competitive and your employment by the Company requires that you have access to and knowledge of confidential information of the Company (which, for purposes of this Exhibit A, shall be construed to include the Company, its subsidiaries and their respective affiliates) relating to its business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by you;

B.	The use or disclosure of such information other than in furtherance of the Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and

C.

Your engaging in any of the activities prohibited by this Exhibit A shall constitute improper appropriation and/or use of such information. You expressly acknowledge the trade secret status of the Company’s confidential information and that the confidential information constitutes a protectable business interest of the Company. Other than as may be required in the performance of your duties, you expressly agree not to divulge such confidential information to anyone outside the Company without prior permission.

2. Non-Competition.   During your employment and for a period equal to two (2) years after the date of termination of your employment by the Company for any reason, you shall not:

A.

Engage in Competition, as defined below, with the Company or its subsidiaries within any market where the Company is conducting the Business at the time of termination of your employment. For purposes of this Exhibit A, “Competition” by you shall mean your directly or indirectly being employed by or acting as a consultant, advisor or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting your name to be used in connection with the activities of any entity engaged in the Business, provided that, it shall not be a violation of this sub-paragraph for you to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the 1934 Act, provided that, you do not participate in the business of such corporation until such time as this covenant expires; and

B.	Directly or indirectly, for your benefit or for the benefit of any other person or entity, do any of the following:

i.	solicit from any customer, doing business with the Company as of your termination, business of the same or of a similar nature to the Business of the Company with such customer;

ii.

solicit from any known potential customer of the Company business of the same or of a similar nature to that which, to your knowledge, has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within sixteen (16) months prior to your termination; or

iii.

recruit or solicit the employment or services of any person who was employed by the Company upon termination of your employment and is employed by the Company at the time of such recruitment or solicitation.

3. General.

A.

You acknowledge that the services to be rendered by you to the Company are of a special and unique character, which causes the agreements you have made in this Exhibit A to be of significant value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by you of any of the provisions contained in this Exhibit A will cause the Company irreparable injury. You therefore agree that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation or threatened violations. You acknowledge that the terms of this Exhibit A and its obligations are reasonable and will not prohibit you from being employed or employable in the health care industry.

B.

The time periods described in Section 2 above shall be tolled at any time in you are in breach of the agreements you have made in this Exhibit A. If any restriction set forth in Section 2 above, or in this Exhibit A generally, is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, then such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

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